Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

      We consent to the use in this Registration Statement of Distribución y Servicio D&S S.A. and subsidiaries on Form F-3 of our report dated January 30, 2004 except for Note 25 as to which the date is March 4, 2004 (which expresses an unqualified opinion and contains explanatory paragraphs referring to i) the differences between accounting principles generally accepted in Chile and accounting principles generally accepted in the United States of America and the effect that the application of the latter would have on the determination of net income and the determination of shareholders’ equity; and ii) the translation of the constant Chilean pesos amounts into U.S. dollar amounts), appearing in the Prospectus, which is a part of this Registration Statement.

      We also consent to the references to us under the headings “Selected Financial Data,” “Summary Financial Information,” and “Experts” in such Prospectus.

/s/ DELOITTE

Deloitte & Touche Sociedad de Auditores y Consultores, Ltds.

Santiago, Chile

April 5, 2004